Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

212-373-3000

212-757-3990

October 4, 2013

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, NV 89109

Registration Statement on Form S-1

(Registration No. 333-189876)

Ladies and Gentlemen:

We have acted as special counsel to Caesars Acquisition Company, a Delaware corporation ( “CAC”), in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”), of CAC, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of up to 136,880,221 shares (the “Shares”) of CAC’s Class A common stock, par value $0.001 per share (the “Common Stock”), that may be offered by CAC.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement; and

2. the form of the Amended and Restated Certificate of Incorporation of CAC, included as Exhibit 3.3 to the Registration Statement.

In addition, we have examined (i) such corporate records of CAC that we have considered appropriate, including a copy of the certificate of incorporation and by-laws of CAC, certified by CAC as in effect on the date of this letter and resolutions of the board of directors of CAC relating to the issuance of the Shares, certified by CAC, and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of CAC made in the Documents and upon certificates of public officials and the officers of CAC.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of CAC and, when issued, delivered and paid for as contemplated in the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

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